PERFORMANCE CASH AWARD AGREEMENT

[Full Name of Employee]

[Date]

Dear [First Name]:

You have been selected by the Compensation Committee of the Board of Directors of AMC Networks Inc. (the “Company”) to receive a contingent cash award (the “Award”) effective as of March [9], 2021 (the “Effective Date”).

The Award is subject to the terms and conditions set forth below:

1.Amount and Payment of Award. In accordance with the terms of this Performance Cash Award Agreement (the “Agreement”), the target amount of your contingent Award is $__________________ (the “Target Award”), which may be increased or decreased to the extent the performance objectives set forth on Annex 1 hereto (the “Objectives”) have been attained in respect of the period from January 1, 2021 through December 31, 2023 (the “Performance Period”). The Award, calculated in accordance with Annex 1 attached hereto, will become payable to you upon the later of March 9, 2024 and the date on which the Committee (as defined in Section 11 below) determines the Company’s performance against the Objectives (the “Award Date”); provided, that you have remained in the continuous employ of the Company or one of the AMC Subsidiaries (as defined in Section 22 below) from the Effective Date through the Award Date.

2.Termination of Employment. If, on or prior to the Award Date, your continuous employment by the Company or one of the AMC Subsidiaries ends for any reason, other than as a result of your death, then you will automatically forfeit all of your rights and interest in the Award regardless of whether the Objectives are attained.

3.Death. If, prior to the end of the Performance Period, your employment with the Company or any of the AMC Subsidiaries is terminated as a result of your death then your estate will receive, promptly (and in any event within 30 days) following the date of such termination, payment of the Target Award prorated for the number of completed months of your employment during the Performance Period prior to such termination. If after the end of the Performance Period but prior to the Award Date, your employment with the Company or any of the AMC Subsidiaries is terminated as a result of your death then your estate will receive, on the date payment is made to active eligible employees of the Company, the Award, if any, to which you would have been entitled on the Award Date had your employment not been so terminated.

4.Going Private Transaction or Change in Control.

a.Going Private Transaction. Notwithstanding anything to the contrary contained in this Agreement, if at any time a Going Private Transaction (as defined below)

occurs and immediately prior to such transaction you are employed by the Company or one of the AMC Subsidiaries, the Target Award shall become payable to you whether or not the Objectives have been attained at the earliest of (i) January 1, 2024, (ii) the date of your death or (iii) the date subsequent to the Going Private Transaction on which your employment with the Company, the Surviving Entity (as defined below) or one of the AMC Subsidiaries is terminated (A) by the Company, the Surviving Entity or one of the AMC Subsidiaries other than for Cause (as defined below) or (B) by you for Good Reason (as defined below), provided, in each case, that you remain in the continuous employ of the Company, the Surviving Entity or one of the AMC Subsidiaries from the Effective Date through such date. Notwithstanding the foregoing, if you become entitled to payment of the Target Award by virtue of a termination in accordance with (iii)(A) or (iii)(B) of this Section 4(a) and are determined by the Company to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the IRC”), the Target Award shall be paid to you on the earlier of: (i) January 1, 2024, (ii) the date that is six months from your date of employment termination and (iii) any other date on which such payment or any portion thereof would be a permissible distribution under Section 409A of the IRC. In the event of such a determination, the Company shall promptly following the date of your employment termination set aside such amount for your benefit in a “rabbi trust” that satisfies the requirements of Revenue Procedure 92-64, and on a monthly basis shall deposit into such trust interest in arrears (compounded quarterly at the rate provided below) until such time as such amount, together with all accrued interest thereon, is paid to you in full pursuant to the previous sentence; provided, that no payment will be made to such rabbi trust if it would be contrary to law or cause you to incur additional tax under Section 409A of the IRC. The initial interest rate shall be the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your employment termination.

b.Change in Control. Notwithstanding anything to the contrary contained in this Agreement but subject to the subsections of this Section 4(b), if at any time a Change of Control (as defined below) of the Company occurs and immediately prior to such transaction you are employed by the Company or one of the AMC Subsidiaries, you will be entitled to the payment of the Target Award whether or not the Objectives have been attained.

i.If the actual Change of Control:

1.is a permissible distribution event under Section 409A of the IRC or payment of the Award promptly upon such event is otherwise permissible under Section 409A of the IRC (including, for the avoidance of doubt, by reason of the inapplicability of Section 409A of the IRC to the Award), then the Target Award shall be paid to you by the Company promptly following the Change of Control; or

2.is not a permissible distribution event under Section 409A of the IRC and payment of the Award promptly upon such event is not otherwise permissible under Section 409A of the IRC, then the Target Award shall be paid to you by the Company (together with interest thereon pursuant to Section 4(b)(ii) below) on the earliest to occur of:

a.subsequent date on which you are no longer employed by the Company, the Surviving Entity or any of the AMC Subsidiaries for any reason other than termination of your employment by one of such entities for Cause (provided that if you are determined by the Company to be a “specified employee” within the meaning of Section 409A of the IRC, six months from such date); any

b.any other date on which such payment or any portion thereof would be a permissible distribution under Section 409A of the IRC; or

c.January 1, 2024.

ii.Upon any Change of Control, to the extent any amounts are due to be paid to you at a later date pursuant to Section 4(b)(i)(B) above, the Company shall promptly following the Change of Control set aside such amount for your benefit in a “rabbi trust” that satisfies the requirements of Revenue Procedure 92-64, and on a monthly basis shall deposit into such trust interest in arrears (compounded quarterly at the rate provided below) until such time as such amount, together with all accrued interest thereon, is paid to you in full pursuant to Section 4(b)(i)(B) above); provided, that no payment will be made to such rabbi trust if it would be contrary to law or cause you to incur additional tax under Section 409A of the IRC. The initial interest rate shall be the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of the Change of Control and shall adjust annually based on the average of such rate for the ten business days prior to each anniversary of the Change of Control.

If and to the extent that any payment under this Section 4 is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the IRC and is payable to you by reason of your termination of employment, then such payment shall be made to you only upon a “separation from service” as defined for purposes of Section 409A of the IRC under applicable regulations.

5.    Definitions. For purposes of this Agreement:

“Affiliate” means (i) any Entity controlling, controlled by, or under common control with the Company or any other Affiliate and (ii) any Entity in which the Company owns at least five percent of the outstanding equity interests of such Entity.

“Board of Directors” shall mean the Board of Directors of the Company, as constituted at any time.

“Cause” means, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an Affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

“Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

“Entity” shall mean any business, corporation, partnership, limited liability company or other entity.

“Going Private Transaction” means a transaction involving the purchase of Company securities described in Rule 13e-3 to the Securities and Exchange Act of 1934.

“Good Reason” means: (a) without your express written consent any reduction in your base salary or target bonus opportunity, or any material impairment or material adverse change in your working conditions (as the same may from time to time have been improved or, with your written consent, otherwise altered, in each case, after the Effective Date) at any time after or within ninety (90) days prior to the Going Private Transaction including, without limitation, any material reduction of your other compensation, executive perquisites or other employee benefits (measured, where applicable, by level or participation or percentage of award under any plans of the Company), or material impairment or material adverse change of your level of responsibility, authority, autonomy or title, or to your scope of duties; (b) any failure by the Company to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you; (c) the Company’s requiring you to be based at any office or location more than thirty-five (35) miles from your location immediately prior to the Going Private Transaction except for travel reasonably required in the performance of your responsibilities; or (d) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor.

“Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all the assets of the Company as constituted immediately prior to consummation of such transaction. If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on NASDAQ, then such parent entity shall be deemed to be the Surviving Entity, provided that if there shall be more than one such parent entity, the parent entity closest to ownership of substantially all the assets of the Company shall be deemed to be the Surviving Entity.

6.    Termination. Except for a right which has accrued to receive a payment on account of the Award, this Agreement shall automatically terminate and be of no further force and effect on the Award Date.

7.    Transfer Restrictions. Unless the Committee shall permit (on such terms and conditions as it shall establish) the Award to be transferred to a member of your immediate family or to a trust or similar vehicle for the benefit of members of your immediate family, you may not transfer, assign, pledge or otherwise encumber the Award, except by will or by the laws of descent and distribution, and except to the extent required by law, none of your rights or interests under the Award shall not be subject to any lien, obligation or liability.

8.    Unfunded Obligation. The Award will at all times be unfunded and, except as set forth in Section 4(b) of this Agreement, no provision will at any time be made with respect to segregating any assets of the Company or any of its Affiliates for payment of any benefits under the Agreement. Your right or that of your estate to receive payments under this Agreement shall be an unsecured claim against the general assets of the Company, including any rabbi trust established pursuant to Section 4(b). Neither you nor your estate shall have any rights in or against any specific assets of the Company other than the assets held by the rabbi trust established pursuant to Section 4(b).

9.    Tax Representations and Tax Withholding.

a.    You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of receiving the Award. You hereby represent to the Company that you are relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. If, in connection with the Award, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 9(b) of the Agreement.

b.    If the Company or an Affiliate shall be required to withhold any amounts by reason of federal, state or local tax laws, rules or regulations in respect of the payment of the Award to you, the Company or an Affiliate shall be entitled to deduct or withhold such amounts from any cash payments made to you. In any event, you shall make available to the Company or Affiliate, promptly when requested by the Company or such Affiliate, sufficient funds to meet the requirements of such withholding and the Company or Affiliate shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or Affiliate out of any funds or property due to you.

10.    Right of Offset. You hereby agree that if the Company shall owe you any amount that does not constitute “non-qualified deferred compensation” pursuant to Section 409A of the IRC (the “Company-Owed Amount”) under this Agreement, then the Company shall have the right to offset against the Company-Owed Amount, to the maximum extent permitted by law, any amounts that you may owe to the Company or the AMC Subsidiaries of whatever nature.

11.    The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company. The Award shall be administered by the Committee. Such members shall be appointed by, and shall serve at the pleasure of, the Board of Directors. Except as otherwise determined by the Board of Directors, the members of the Committee shall be “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that the failure of the Committee to be so comprised shall not cause the Award to be invalid. The Committee may delegate any of its powers under the Agreement to a subcommittee of the Committee (which hereinafter shall also be referred to as the Committee). The Committee may also delegate (i) to any person who is not a member of the Committee or (ii) to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee shall consider the extent to which any delegation may cause the Award to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

12.    Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

13.    Amendment. The Committee reserves the right at any time and from time to time to amend or revise the terms and conditions set forth in this Agreement, except that the Committee may not make any such amendment or revision in a manner unfavorable to you (other than if immaterial) without your consent. Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

14.    Entire Agreement. Except for any employment agreement between you and the Company or any of its Affiliates in effect as of the date of the grant hereof (as such employment agreement may be modified, renewed or replaced), this Agreement constitutes the entire understanding and agreement of you and the Company with respect to the Award covered hereby and supersede all prior understandings and agreements. In the event of a conflict among the documents with respect to the terms and conditions of the Award covered hereby, the documents will be accorded the following order of authority: the terms and conditions of your employment agreement, if any, will have highest authority, followed by the terms and conditions of this Agreement.

15.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

16.    Governing Law. This Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of New York without regard to conflict of law principles.

17.    Jurisdiction and Venue. You irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States located in the Southern District and Eastern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You agree that the mailing of process or other papers in connection with any action or proceeding in any manner permitted by law shall be valid and sufficient service.

18.    Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement to be performed by you shall be deemed a waiver of the same, any similar or any dissimilar term or condition at the same or at any prior or subsequent time.

19.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

20.    Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be considered in agreement that the Award shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the Company and its Affiliates, except as determined otherwise by the Company. In addition, each of your beneficiaries shall be deemed to be in agreement that the Award shall be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the Company or any of its Affiliates.

21.    No Right to Continued Employment. Nothing contained in this Agreement shall be construed to confer on you any right to continue in the employ of the Company or any Affiliate, or derogate from the right of the Company or any Affiliate, as applicable, to retire, request the resignation of, or discharge you, at any time, with or without cause.

22. AMC Subsidiaries. For purposes of this Agreement, “AMC Subsidiary” shall mean the direct and indirect subsidiaries of the Company (or, in the case of a Going Private Transaction or Change in Control, the direct or indirect subsidiaries of the Surviving Entity).

23. Clawback. To the extent the Award is subject to recovery under any law, government regulation or stock exchange listing requirement, the Award will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or any clawback policy adopted by the Company.

24.    Section 409A. It is the Company’s intent that payments under this Agreement be exempt from, or comply with, the requirements of Section 409A of the IRC, and that this Agreement be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the IRC and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A of the IRC under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A of the IRC and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at the rate equal to the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your separation from service (or your earlier death), in a lump sum after the expiration of such six month period. The Committee will determine the Company’s performance against the Objectives under Section 1 hereof during the calendar year immediately following the Performance Period. This Section 24 will also apply to all previous awards granted to you pursuant to the Company’s 2016 Executive Cash Incentive Plan. Each payment under this Agreement will be treated as a separate payment under Section 409A of the IRC.

25. Restrictive Covenants. You agree to be bound by the restrictive covenants set forth in Annex 2.

26. Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.

27. Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Effective Date.

28. Signatures. Execution of this Agreement by the Company may be in the form of an electronic or similar signature, and such signature shall be treated as an original signature for all purposes.

AMC NETWORKS INC.

By:
Joshua Sapan
President and CEO

By your electronic signature, you (i) acknowledge that a complete copy of this Agreement has been made available to you and (ii) agree to all of the terms and conditions set forth in this Agreement.

Annex 1
to
Performance Cash Award Agreement

[Objectives Intentionally Omitted.]

Annex 2
to
Performance Cash Award Agreement

RESTRICTIVE COVENANTS

You agree to comply with the following covenants.

1. CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or its Affiliates or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, fan, vendor or shareholder lists or data; (iv) technical, strategic or other proprietary information regarding the Covered Parties’ cable, data, telephone, programming, advertising, film or television production, motion picture exhibition, newspaper, multichannel video data and distribution services, direct to consumer (or “over-the-top”) services, subscription services or other businesses; (v) advertising, business, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (xi) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates subsidiaries, officers, directors, employees, teams, players, coaches, consultants or agents or any of the Covered Parties.

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

a) already in the public domain;

b) disclosed to you by a third party with the right to disclose it in good faith; or

c) specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.

You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

2. NON-DISPARAGEMENT

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties.

3. COMPANY PROPERTY

As an employee of the Company, you agree that all original works of authorship that result from your activities within the scope of your employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101). In addition, you agree that the Company is the owner of, and you hereby assign to the Company, without further consideration, all rights, title and interest in and to all programming and programming ideas, trademarks, copyrights, content, trade secrets, domain names, social media accounts and other intellectual property relating thereto, documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development concepts, plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”), excluding only those assets that the Executive Vice President and Chief Financial Officer and the Executive Vice President and General Counsel have agreed to in writing to except. All such “works made for hire” and assigned assets are the sole property of the Company and freely transferable by the Company throughout the world. The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you. Notwithstanding the terms set forth in this Section 3, in the event that the terms of your written employment agreement or other written agreement with the Company conflict with the terms set forth in this Section 3, the terms of those agreements will control.

4. FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company or its Affiliates. This cooperation includes, without limitation, participation on behalf of the Company or its Affiliates in any litigation or administrative proceeding brought by any former or existing employee, team, player, coach, guest, representative, agent or vendor of the Company or its Affiliates.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5. NON-HIRE OR SOLICIT

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any then current employee of the Company, or any of its Affiliates, until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any employee who was discharged by the Company. In addition, this restriction will not prevent you from providing references in your personal capacity.

6. ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex 2, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex 2, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex 2, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex 2 shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex 2 or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. SURVIVAL

The provisions of this Annex 3 shall survive any termination of your employment by the Company or the expiration of the Agreement.

8. CLAWBACK

If you breach any of the covenants in this Annex 2, then the Company will be entitled to (i) seek injunctive relief in accordance with Section 6 of this Annex 2 or (ii) exercise its right to receive, and you will be obligated to immediately repay to the Company upon demand therefor, the gross (pre-tax) amount of and any cash payable in respect of the Award granted under this Agreement.